Exhibit 2
                                                                       ---------
                            WILLIS INVESTMENT COUNSEL

                                  INCORPORATED

                                 WACHOVIA CENTER
                                    SUITE 500
                            340 JESSE JEWELL PARKWAY
                           GAINESVILLE, GEORGIA 30501

Established  1979                                        770-718-0706  Telephone
www.wicinvest.com                                        770-718-0805  Facsimile




                                October 22, 2002

Mr. Walter G. Moeling, IV
Powell, Goldstein, Frazer & Murphy
191 Peachtree Street, NE
16th Floor
Atlanta, GA 30303-1740

RE:  VALUATION OF PINNACLE FINANCIAL CORPORATION STOCK

Dear  Mr. Moeling:

This letter summarizes our analysis of the fair value of one share of common stock of Pinnacle Financial Corporation as of September 30, 2002. Your firm retained Willis Investment Counsel to value said stock for the purpose of assisting Pinnacle Financial Corporation's Board of Directors in their analysis of the fair value for the reacquisition of outstanding shares through an interim merger transaction. The term "fair value" for purposes of our valuation analysis is defined as follows and based on the Model Business Corporation Act:

     "Fair value" means the value of the corporation's shares determined: (i) immediately before the effectuation of the corporate action to which the shareholder objects; (ii) using customary and current valuation concepts and techniques generally employed for similar businesses in the context of the transaction requiring the appraisal; and (iii) without discounting for lack of marketability or minority status except, if appropriate, for amendments to the articles pursuant to section 13.02(a)(5).

Pinnacle Financial Corporation is not listed on any stock exchange and there is no established market for its shares. Nonetheless, to be consistent with the above definition of fair value, we did not apply any valuation discount for lack of marketability or minority status.


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PROFILE  OF  PINNACLE  FINANCIAL  CORPORATION
---------------------------------------------

Pinnacle Financial Corporation, located in Elberton, Georgia, was founded in 1934. Pinnacle Financial Corporation (PFC) is incorporated under the laws of Georgia, is a registered bank holding company, and operates under a state charter with the FDIC being its primary regulator. PFC has approximately 100 employees and primarily serves consumer and small business markets in Elbert, Franklin and Hart Counties through ten branch locations.

For perspective, we note the following key financial figures. Unless indicated otherwise, this data was taken from the December 31, 2001 audited financial statements of Pinnacle Financial Corporation prepared by Smith, Burch and Company (they rendered a "clean" opinion):

     -    Total assets of $311 million
     -    Total deposits of $240 million
     -    Shareholders equity of $46 million
     -    768,000 shares outstanding (767,200 at 9/30/02)
     -    Book value per share of $60.12 ($63.45 at 9/30/02)
     -    EPS of $5.59 ($5.47 for 12/31/00; $5.65 for 12 months ended 9/30/02)

PFC files quarterly and annual financial reports with the Securities and Exchange Commission (SEC). Detailed financial data for the last five years, including quarterly reports, can be found at www.sec.gov.

SUMMARY  OF  OUR  ANALYSIS
--------------------------

This letter is intended to list and summarize selected components of our valuation analysis. We have retained the detailed support for our analysis in our files. In performing this valuation, we assumed the audited financial statements provided to us were accurate and relied on those financial statements to evaluate historical operating performance and trends. We also assumed interim operating data through September 30, 2002 provided by Pinnacle Financial Corporation (PFC) was reliable. We discussed that financial information with PFC's management and with PFC's CPA firm. We also reviewed PFC's recent SEC filings.

We reviewed the FDIC's Uniform Bank Performance vs Peer Group reports to observe the performance of PFC versus a peer group of similar banks. We noted PFC's earnings growth rate has been slower than that of its peer group. Likewise, PFC's return on equity has been less than its peer group. On the other hand, its return on assets and financial strength compare favorably to its peer group.



To evaluate how the market was pricing similar sized banks near the valuation date, we calculated a variety of valuation multiples of publicly-traded Georgia community banks. Because our analysis of PGC found only median-to-below-median operating performance, we applied median-to-below-median price to book (p/b) and price to earnings (p/e) multiples to begin valuing one share of PFC stock. Subjective factors can increase or decrease the valuation of a bank and thereby influence the application of P/B and P/E type valuation factors.

Factors that increased our valuation of PFC. The following factors argued for an
-------------------------------------------
upward  adjustment  to  the  market-based  P/B  and  P/E  valuations:

     -    Strong financials
     -    Well recognized "brand name" in PFC's market
     -    Dividend history
     -    Growth in north Georgia
     -    Declining number of community banks
     -    Above average ROA

Factors  that decreased our valuation of PFC. The following factors argued for a
--------------------------------------------
downward  adjustment  to  the  market-based  P/B  and  P/E  valuations:

     -    Family ownership reduces probability of PFC being acquired near-term
     -    Management told us there are no plans for PFC to be acquired or merged
     -    Concentration of loan risk in two industries (poultry and granite)
     -    Size - smaller banks often are perceived as more risky
     -    Below average ROE (due to "excess" capital)

Actual  sales of PFC stock.  We also considered the recent trend of actual sales
--------------------------
of PFC stock. The size of those trades, how arms-length they were, how accommodative they were, and similar considerations provided clues about whether to give these transactions any weight. The bank provided us a list of all transactions from 9/26/00 - 8/19/02. When transactions involving officers, employees, and those of less than 100 shares were excluded, a tight cluster of $85-$93 per share appeared.

ESOP  Valuations.  Suntrust  Bank  has  valued  this  same stock each year for a
----------------
number of years for ESOP purposes. The 12/31/01 and 12/31/00 fair market value (not fair value that we are applying) was $78 and $73 respectively.


CONCLUSION
----------

We concluded the FAIR VALUE OF ONE SHARE of common stock of Pinnacle Financial Corporation as of September 30, 2002 was in the range of $78 TO $85.

We arrived at our conclusion by applying two methods, by considering the range of recent trades in PFC's stock, and by considering the reasonableness of our conclusion. The two primary methods we applied were:

     (1)  Guideline publicly-traded bank stock approach
     (2)  Discounted to present value approach

Based on September 30 closing prices, small Georgia banks with assets between $100 and $800 million, traded at the following multiples:

     Price to book median                        1.40  approximate
     Price to trailing earnings median          13.00  approximate

Based on reading the FDIC peer group analysis, and other analytical procedures, we noted Pinnacle's ROE trend has been below average. Growth in earnings over the last five years has been below average. This type comparison suggests the above multiples should be adjusted downward in order to reach fair value. The marketplace generally awards banks with above median operating performance
(e.g., superior ROE trends) with above median P/E and P/B multiples, and penalizes those banks with below median performance trends with below median valuation multiples. We applied a below median price to book multiple and a near-median price to earnings multiple. This approach, based on marketplace pricing of a peer group of publicly-traded banks, suggested a per share fair value of $80.

We also applied a discounted cash flow model based on the current dividend yield, a growth in the dividend, and a terminal value based on a multiple of book value (with book value grown at its historical growth rate). This approach suggested a fair value of $62.

We weighted the guideline publicly-traded bank stock approach 70% and the discounted to present value approach 30%. This weighting resulted in a fair value of $75 per share. Our last step was to consider this $75 value in light of the range of recent trades in PFC's stock and other factors. Considering those factors, we decided the fair value of one share of common stock of Pinnacle Financial Corporation as of September 30, 2002 was in the range of $78 to $85.

We have based our analysis on the application of appropriate valuation methodology and on the background, financial, and legal information provided to us. We have assumed such information to be accurate and reliable, but its accuracy and completeness cannot be guaranteed. Any statements, opinion, recommendations, formulas, theories, or methods of analysis set forth herein are subject to the limitations and degree of uncertainty inherent in any market analysis. We have made no independent review or audit of the financial data provided us and accordingly express no opinion as to its accuracy or reasonableness.

Willis Investment Counsel has no present or prospective interest in the property that is the subject of this analysis, and has no interest or bias with respect to the parties involved. Our compensation is not contingent on our conclusion of value, on any action or event resulting from this analysis, or on the use of this analysis.

Our analysis was performed in a manner consistent with the ethical and practice standards promulgated by the American Institute of CPAs and the Association of Investment Management and Research. See attached statement of contingent and limiting conditions.

If  you  have  any  questions about this letter or our analysis, please call us.

Respectfully yours,

WILLIS INVESTMENT COUNSEL

/s/ Robert T. Willis, Jr.

Robert T. Willis, Jr., CPA, CFA
Accredited in Business Valuation by the AICPA

                       CONTINGENT AND LIMITING CONDITIONS
                       ----------------------------------

The  attached  letter  dated October 22, 2002 is intended to be a summary of our
                                                                  -------
analysis. It is not intended to be a complete valuation analysis or report. Important schedules, tables, guideline company lists with valuation factors, economic and industry commentary, and other commentary explaining our analysis are contained in our files. The reader can find extensive information on Pinnacle Financial Corporation, including detailed financial statements and analytical schedules for the last five years, and for the most recent quarters, at the SEC's website at www.sec.gov.

Willis Investment Counsel is not responsible for the accuracy or integrity of information received from others that was utilized in this valuation analysis. Willis Investment Counsel did not make any independent attempt to verify the accuracy or adequacy of such information, nor will it insure or guaranty such accuracy or adequacy. Willis Investment Counsel has not investigated any factor that is beyond the expertise of business appraisers in general. We reserve the right to amend this valuation analysis as may be required by the consideration of additional or more accurate data that may become available. The concluded value is not necessarily valid for a date other than the valuation date and may not be valid for any purpose other than the stated purpose. Willis Investment Counsel is not a CPA firm and performed no "review or audits" of any financial data or statements.

Confidentiality
---------------

Willis Investment Counsel recognizes that all information provided by the contracting parties, pertaining to the valuation, as well as the contents of the valuation analysis, is confidential and will not be released or disclosed to any other person, corporation or firm without the express consent of the contracting parties. The valuation analysis was intended for its stated purpose and its use should be limited to that purpose.

Impartiality
------------

Willis Investment Counsel represents that neither it, nor Robert Willis or Pamela Willis, nor any officer or employee of the firm, has any interest in the subject corporation and that the fee for this valuation is not contingent in any way upon the value established or any other report or conclusions. Willis Investment Counsel has performed this valuation fairly, independently and impartially and has not assumed the position of advocacy for any particular person, party or interest.

Liability
---------

The assumptions, opinions, conclusions and estimates of value set forth in this valuation analysis shall not constitute a representation, guaranty or warranty by Willis Investment Counsel as to the fair value of the subject corporation and the estimates of values set forth herein are provided only upon the condition that no party shall rely upon said estimates except to the extent they are considered to be estimates. Willis Investment Counsel shall have no liability to any party by reason of this valuation analysis, its contents or the reliance of any party thereon; and, the parties shall not bring any action against Willis Investment Counsel as a result of, or in connection with, this valuation analysis, unless such action arises on an act or acts of gross negligence, fraud or bad faith on the part of Willis Investment Counsel. And, Willis Investment Counsel's obligations are limited to the contracting parties and are not intended to extend to other parties.

EDUCATION  AND  EXPERIENCE
--------------------------

Willis Investment Counsel was established in 1979. The firm manages investment portfolios for individuals, pension plans, foundations and trusts. The firm also values closely-held business interests and assists attorneys and CPAs with estate planning and tax compliance.

Robert Willis, CFA, CPA

-    Certified public accountant (CPA)

-    Accredited in Business Valuation by the AICPA

-    Chartered financial analyst (CFA)

     -    Memberships

          -    American Institute of CPAs (AICPA)

          -    Georgia Society of CPAs

          -    Association of Investment Management and Research

               -    Chairman of Disciplinary Review Committee

          - Former trustee and investment committee member of State of Georgia employees' pension fund (1984-1993)


     -    Education

          -    BBA, 1976, Emory University School of Business, with honors

          -    CFA completed in 1987

          -    AICPA Business Valuation Accreditation completed in 1998

     -    Articles Published

          -    Estate Planning, December 1998, Preparing Valuation Reports to
                                               ------------------------------
               Withstand Judicial Challenge
               ----------------------------

          -    Estate Planning, November/December 1992, Prudent Investor Rule
                                                        ---------------------
               Gives Trustees New Guidelines
               -----------------------------

          -    Estate Planning, July/August 1989, Steps to Protect the Fiduciary
                                                  ------------------------------
               From Liability for Investment Decisions
               ---------------------------------------

          -    Estate Planning, July 1985, Coordinating Investment Planning With
                                           -------------------------------------
               Tax Strategy for Estate and Trust Administration
               ------------------------------------------------


     -    Presentations to Seminars and Educational Conferences

          - Southern Employees Benefits Conference, Naples, Fla., October 1992, ERISA Fiduciary Liability Investment Concerns for the ERISA
                     -----------------------------------------------------------
               Fiduciary
               ---------

          -    Atlanta Society of Financial Analysts, May 1993, ERISA Fiduciary
                                                                ---------------
               Liability Investment Concerns for the ERISA Fiduciary
               -----------------------------------------------------

          - Southern Employees Benefits Conference, Nashville, Tenn., October 1994, Psychological and Emotional Factors in Portfolio
                     ------------------------------------------------
               Decision-Making
               ---------------

          - Georgia Society of CPAs, Estate and Gift Tax Division, July 2000, Estate and Gift Tax Valuation Issues Including Controversial and
               ----------------------------------------------------------------
               Unsettled Areas
               ---------------

Pamela  Burdett  Willis,  CFA
-----------------------------

-    Shareholder and Equity Analyst

     -    Memberships

          -    Association for Investment Management and Research

          -    Atlanta Society of Financial Analysts

     -    Education

          -    Chartered Financial Analyst (CFA) (1994)

          -    Certified Public Accountant (CPA) (1982)

          -    University of Georgia, BBA, 1977. Accounting major.

     -    Experience

          -    Smith & Radigan, CPAs, 1977-1982. Tax Partner.

          - Willis Investment Counsel, 1982 to present. Company research, portfolio construction, stock selection for client portfolios, and stock selection methodology development. Evaluation of closely-held business interests.

Kelli  M.  Wright
-----------------

-    Portfolio Administrator

     -    Education

          -    Auburn University, MBA, 1993

          -    Auburn University, Bachelor of Science in Marketing, 1991

     -    Experience

          - Wachovia Bank, 1993 to 1999. Financial Advisor with the Private Banking Group.

          -    Willis Investment Counsel, 1999 to present


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